EXHIBIT 24.1

POWER OF ATTORNEY

     Each of the undersigned does hereby appoint CELIA A. COLBERT and KENNETH C. FRAZIER and each of them, severally, his/her true and lawful attorney or attorneys to execute on behalf of the undersigned (whether on behalf of the Company, or as an officer or director thereof, or by attesting the seal of the Company, or otherwise) the Form 10-K Annual Report of Merck & Co., Inc. for the fiscal year ended December 31, 2003 under the Securities Exchange Act of 1934, including amendments thereto and all exhibits and other documents in connection therewith.

     IN WITNESS WHEREOF, this instrument has been duly executed as of the 24th day of February, 2004.

MERCK & CO., Inc.

By	/s/ Raymond V. Gilmartin

Raymond V. Gilmartin
(Chairman of the Board, President
and Chief Executive Officer)

/s/ Raymond V. Gilmartin Raymond V. Gilmartin	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer; Director)

/s/ Judy C. Lewent Judy C. Lewent	Executive Vice President & Chief Financial Officer President, Human Health Asia; (Principal Financial Officer)

/s/ Richard C. Henriques, Jr. Richard C. Henriques, Jr.	Vice President, Controller (Principal Accounting Officer)

DIRECTORS

/s/ Lawrence A. Bossidy	/s/ Heidi G. Miller

Lawrence A. Bossidy	Heidi G. Miller

/s/ William G. Bowen	/s/ Thomas E. Shenk

William G. Bowen	Thomas E. Shenk

/s/ Johnnetta B. Cole

Johnnetta B. Cole	Anne M. Tatlock

/s/ William M. Daley	/s/ Samuel O. Thier

William M. Daley	Samuel O. Thier

/s/ William B. Harrison, Jr.	/s / Wendell P. Weeks

William B. Harrison, Jr.	Wendell P. Weeks

/s/ William N. Kelley	/s/ Peter C. Wendell

William N. Kelley	Peter C. Wendell